Exhibit 5.1

Stockholders and Board of Directors

OptiLeaf Incorporated

We have audited the accompanying balance sheet of OptiLeaf Incorporated, as of December 31, 2014 and the related statements of operations, stockholders' equity and cash flows for the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OptiLeaf Incorporated, as of December 31, 2014 and results of its operations and its cash flows for the period then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ David A. Aronson, CPA, P.A.

David A. Aronson, CPA, P.A.

North Miami Beach, Florida

January 13, 2015